UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2009

A.C. Moore Arts & Crafts, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 768-4930

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 15, 2009, A.C. Moore Arts & Crafts, Inc. (the “Company”), and certain of its subsidiaries entered into a Credit Agreement (the “Credit Agreement”), with Wells Fargo Retail Finance, LLC (“the Lender”). The Credit Agreement, which expires on January 15, 2012, is an asset-based senior secured revolving credit facility in an aggregate principal amount of up to $60.0 million, with a $15.0 million sub-limit for letters of credit.
Interest is calculated at either LIBOR or the Lender’s base rate, subject to certain minimums, plus between 1.75 and 2.50 percent, which is dependent upon the level of excess availability as defined in the Credit Agreement. In addition the Company will pay an annual fee of between 0.25 and 0.50 percent on the amount of unused availability, which is also dependent of the level of excess availability. At closing, the Company had paid or incurred approximately $700,000 in deferred financing costs which will be amortized over the term of the Credit Agreement.
The Credit Agreement contains customary covenants which, among other things, restrict the Company’s ability to incur additional indebtedness or guaranty obligations, create liens or other encumbrances, pay dividends, redeem or issue certain equity securities or change the nature of the business. In addition, there are limitations on the type of investments, acquisitions, or dispositions the Company can make. The Company is also required to maintain greater than $90.0 million in book value of inventory and have excess availability of more than 10% of the borrowing base or $6.0 million, whichever is less.
The Credit Agreement defines various events of default which include failure to pay amounts when due, cross-default provisions, material liens or judgments, insolvency, bankruptcy or a change of control. Upon the occurrence of an event of default the Lender may take actions that include increasing the interest rate on outstanding obligations, discontinue making advances and accelerating the Company’s obligations.
On January 15, 2009, the Company borrowed $19.0 million under the Credit Agreement and used these proceeds as well as approximately $13.2 million of its own funds to repay indebtedness totaling $31.7 million under the Amended and Restated Loan Agreement between the Company and Wachovia Bank, NA, (the “Wachovia Credit Agreement”). This payment included $18.9 million of principal and interest to satisfy mortgages that were held on the Company’s corporate office and distribution center, $2.8 million to terminate an interest rate swap relating to these mortgages and $10.0 million of principal and interest to repay an advance under an existing line of credit. In addition, the Company obtained a letter of credit in the amount of $6.9 million to provide credit support for letters of credit outstanding under the Wachovia Credit Agreement. The interest rate on the $19.0 million borrowed was based on 30 day LIBOR at a rate of 0.33% plus 2.00%.
In connection with the Credit Agreement, on January 15, 2009, the Company and certain of its subsidiaries (collectively the “Guarantors”) entered into a Security Agreement (the “Security Agreement”), with Wells Fargo, as collateral agent, and executed a Guaranty (the “Guaranty”), in favor of Wells Fargo. Subject to certain limited exceptions, the Guarantors granted Wells Fargo, as the collateral agent, a senior security interest in their respective personal property (the “Collateral”) under the Security Agreement. In case of an event of default under the Credit Agreement, pursuant to the Security Agreement, Wells Fargo has the right to sell or otherwise dispose of any or all of the Collateral.
This summary is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, the Security Agreement and the Guaranty, which are incorporated by reference herein and copies of which are attached to this Current Report on Form 8-K (the “Report”) as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As described in Item 1.01 of this Report, on January 15, 2009, under the Credit Agreement, the Borrower obtained an initial extension of credit in the aggregate principal amount of $19.0 million and an initial Letter of Credit in the approximate amount of $6.9 million in order to provide credit support for certain letters of credit issued under the Wachovia Credit Agreement. The disclosures set forth in such Item 1.01 are incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
The following exhibits are filed herewith.

Exhibit No.	Description

10.1
Credit Agreement, dated as of January 15, 2009, among A.C. Moore Incorporated, as the Lead Borrower, the Borrowers now or hereafter party thereto, the Guarantors now or hereafter party thereto, each lender from time to time party thereto, and Wells Fargo Retail Finance, LLC, as Administrative Agent, Collateral Agent and Swing Line Lender.

10.2
Security Agreement, dated as of January 15, 2009, by and among A.C. Moore Incorporated, A.C. Moore Arts & Crafts, Inc., Moorestown Finance, Inc., Blackwood Assets, Inc., and Wells Fargo Retail Finance, LLC, as collateral agent.

10.3
Guaranty, dated as of January 15, 2009, by A.C. Moore Arts & Crafts, Inc., Moorestown Finance, Inc., and Blackwood Assets, Inc. in favor of Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent, and the Credit Parties.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.
Date: January 22, 2009	By:	/s/ Michael Zawoysky
		Name:	Michael Zawoysky
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement, dated as of January 15, 2009, among A.C. Moore Incorporated, as the Lead Borrower, the Borrowers now or hereafter party thereto, the Guarantors now or hereafter party thereto, each lender from time to time party thereto, and Wells Fargo Retail Finance, LLC, as Administrative Agent, Collateral Agent and Swing Line Lender.

10.2
Security Agreement, dated as of January 15, 2009, by and among A.C. Moore Incorporated, A.C. Moore Arts & Crafts, Inc., Moorestown Finance, Inc., Blackwood Assets, Inc., and Wells Fargo Retail Finance, LLC, as collateral agent.

10.3
Guaranty, dated as of January 15, 2009, by A.C. Moore Arts & Crafts, Inc., Moorestown Finance, Inc., and Blackwood Assets, Inc. in favor of Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent, and the Credit Parties.

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